GAP INC. NAMES TOM WYATT PRESIDENT OF OLD NAVY

SAN FRANCISCO (August 21, 2008) - Gap Inc. (NYSE: GPS) announced today that Tom Wyatt has been named president of its Old Navy division, effective immediately. Wyatt, a 30-year retail veteran, has been serving as interim president of the retailer since February.

"Old Navy retains a strong place in the hearts and minds of customers, and I'm confident that -- with Tom as president -- more shoppers will rediscover the fun and value that's unique to this brand," said Glenn Murphy, chairman and CEO of Gap Inc.  "In the last six months, Tom unified the organization and brought renewed focus to our customer target, while making the tough changes necessary to get the brand back on track.  He is the ideal business leader for Old Navy."

In addition, Murphy announced today the company's intention to name, in the near term, an accomplished executive-level merchant for Old Navy, who will work side-by-side with Wyatt in guiding the product strategy for the brand.

"Tom and I are actively looking for a powerhouse merchant who can be the creative force behind our product strategy as we build upon the positive steps our teams have taken to improve the product we'll offer our customers this fall and holiday," said Murphy.

In his first actions as brand president, Wyatt made several changes to his senior management team, effective immediately, including announcing the departure of merchandising executive vice president Sheryl Clark.

"All of us at Old Navy take seriously the opportunity and responsibility we have to exceed the expectations of our customers. I'm excited about working with this incredible team I've gotten to know as we bring our customers back to Old Navy," Wyatt said today. "This is the job of a lifetime."

Wyatt, 53, joined Gap Inc. in early 2006, and previously served as president of the company's Outlet division until he joined Old Navy this year. His 30 years of retail experience include: serving as president and CEO of a mid-size athletic apparel company; president of Warnaco Intimate Apparel; and a senior executive within the Saks family of companies.

Separately, the company announced that, effective immediately, Art Peck has been appointed president of the Outlet division, which operates Gap Outlet and Banana Republic Factory Stores.

Peck, 52, has been serving as interim president of Outlet since February 2008, and joined the company in 2005 as executive vice president of corporate strategy. Among other accomplishments, he oversaw the development and successful launch of the company's franchising program. Under his leadership, nearly 100 Gap and Banana Republic franchise stores have opened in 19 countries in less than two years. Prior to Gap Inc., Peck served for 23 years at the Boston Consulting Group.

"Art's tremendous business acumen enables him to identify a great idea and then empower his team to deliver," said Murphy. "The popularity of our Outlet stores, along with the entrepreneurial zeal to try new ideas, make this a great fit for Art and the organization."

Both Wyatt and Peck will continue to report to Murphy in their new roles.

About Gap Inc.

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, and Piperlime brand names. Fiscal 2007 sales were $15.8 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Ireland and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements for Gap and Banana Republic in Asia, Europe, and the Middle East. For more information, please visit gapinc.com.

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